Exhibit 99.5

TOWNSQUARE MEDIA, LLC

SELLDOWN AGREEMENT

This SELLDOWN AGREEMENT (this "Agreement"), dated as of July 25, 2014, is made by and among Townsquare Media, LLC, a Delaware limited liability company (including any corporate successor thereto, the "Company"), OCM POF IV AIF GAP Holdings, L.P. and OCM PF/FF Radio Holdings PT, L.P. (the "Investors"), and certain unitholders of the Company as set forth on Schedule A hereto (the "Management Holders"). The Investors and the Management Holders are referred to herein collectively as the "Holders" and individually as a "Holder." Except as otherwise provided herein, capitalized terms used herein are defined in Section 4(a) hereof.

WHEREAS, the Company has filed a registration statement with the Securities and Exchange Commission in connection with its initial public offering (the "IPO");

WHEREAS, prior to the closing of the IPO, the Company will convert into Townsquare Media, Inc., a Delaware corporation (the "Conversion"); and

WHEREAS, the Company and the Holders are entering into this Agreement to, among other things, set forth their agreement regarding the sale of shares of Common Stock of the Company held by the Management Holders following the Conversion and the IPO.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.           Representations and Warranties.  Each Holder represents and warrants that (a) prior to the Conversion such Holder is the owner of the number of Class A Preferred Units, Class A Common Units, Class B Common Units, warrants exercisable for Class A Preferred Units and/or warrants exercisable for Class A Common Units of the Company set forth opposite such Holder's name on Schedule A hereto, (b) this Agreement has been duly authorized, executed and delivered by such Holder and constitutes the valid and binding obligation of such Holder, enforceable in accordance with its terms, and (c) such Holder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with, or violates any provision of this Agreement.

2.           Restrictions on Transfer of Common Stock.

(a)          General Restrictions on Transfer.    Except as otherwise expressly provided in this Section 2, a Management Holder may Transfer shares of Restricted Common Stock only at such time as one or both of the Investors are also selling Common Stock (and/or warrants exercisable for Common Stock) in a Sale Transaction and then only up to a number of shares of Restricted Common Stock (a "Transfer Amount") equal to the product of (1) the aggregate number of shares of Restricted Common Stock held by such Management Holder immediately prior to such Sale Transaction (excluding for this purpose shares of Restricted Common Stock that are already transferable by such Management Holder as a result of one or more Transfer Amounts available to such Management Holder as a result of the application of the next occurring proviso below) multiplied by (2) a fraction, the numerator of which is the aggregate number of shares of

Common Stock (and/or warrants exercisable for Common Stock) being sold by the Investors in such Sale Transaction and the denominator of which is the total number of shares of Common Stock and warrants exercisable for Common Stock held by all Investors immediately prior to such Sale Transaction; provided that, if at the time of any Sale Transaction by the Investors, a Management Holder chooses not to Transfer any Transfer Amount or is otherwise restricted from Transferring or not permitted to Transfer all or any portion of any Transfer Amount at such time (including as part of the IPO), such Management Holder shall retain the right to Transfer an aggregate number of shares of Restricted Common Stock in connection with a future Sale Transaction by the Investors (in addition to any rights to Transfer shares of Restricted Common Stock in accordance with this Section 2 in connection with such future Sale Transaction by the Investors) equal to such prior Transfer Amount(s) not sold by such Management Holder. Upon the written request from time to time of any Management Holder, the Company shall inform such Management Holder of the number of shares of Restricted Common Stock that such Management Holder may transfer in reliance on this Section 2 subject to the terms and conditions hereof. In the event of a conflict between the provisions of this Section 2(a) and the cutback provisions contained in the Registration Agreement, the provisions of this Section 2(a) shall control and the Investors agree that the cutbacks requested by the underwriters in a registered offering under the Registration Agreement may be made on a non-pro rata basis as between the Management Holders and the Investors to accommodate such Transfer Amount(s).

(b)          Notification of Planned Sale Transactions.   In the event that any Investor plans to sell Common Stock (and/or warrants exercisable for Common Stock) in a Sale Transaction, then, unless the Registration Agreement provides for different procedures applicable to such particular Sale Transaction (in which case, such procedures set forth in the Registration Agreement shall control), such Investor will notify the Company in writing as promptly as practicable in advance of such Sale Transaction, and the Company will, within three days after receiving such notice from such Investor, notify each Management Holder in writing of the proposed Sale Transaction, which written notice shall set forth (i) such Management Holder's Transfer Amount as a result of such Sale Transaction and (ii) the number of shares of Restricted Common Stock, if any, that are already transferable by such Management Holder as a result of one or more Transfer Amounts available to such Management Holder as a result of the application of the proviso in the first sentence of Section 2(a)). The Management Holder shall be permitted to Transfer such shares of Restricted Common Stock pursuant to this Section 2 at any time following the date of the Sale Transaction by the Investor(s).

(c)          Permitted Transfers.   The restrictions on transfer set forth in Section 2(a) shall not apply to any Transfer of Restricted Common Stock by a Management Holder who is a natural person (i) in the event of such Management Holder's death, pursuant to will or applicable laws of descent or distribution, (ii) to his or her legal guardian (in case of any mental incapacity), (iii) to a bona fide charitable organization or (iv) to or among his or her Family Group; provided that the restrictions contained in this Agreement will continue to be applicable to such Restricted Common Stock after any Transfer pursuant to this Section 2(c). At least 15 days prior to the Transfer of Restricted Common Stock pursuant to this Section 2(c) (other than in the case of Transfers pursuant clauses (i) or (ii) above, in which case as promptly as practical following such Transfer), the transferee(s) will deliver a written notice to the Company, which notice shall disclose in reasonable detail the identity of such transferee(s). Notwithstanding the foregoing, no Management Holder hereto shall avoid the provisions of Section 2(a) by (A) making one or more

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Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party's interest in any such Permitted Transferee or (B) Transferring the securities of any entity holding (directly or indirectly) Restricted Common Stock.

(d)          Applicability of Restrictions on Transfer.   The restrictions on transfer set forth in this Section 2 shall begin on the date of the Conversion and continue until the termination of this Agreement in accordance with Section 6 hereof; provided that, notwithstanding anything in this Agreement to the contrary (i) for any Management Holder who is an individual person, the restrictions on transfer set forth in this Section 2 shall no longer apply to Restricted Common Stock that was originally issued to a Management Holder pursuant to the Conversion once such Management Holder is no longer employed by the Company or any of its subsidiaries, and (ii) the restrictions on transfer set forth in this Section 2 shall not apply to any shares of Common Stock acquired or received by a Management Holder after the closing of the IPO and not issued in the Conversion (other than shares of Common Stock acquired upon the conversion or exchange of Restricted Common Stock received by such Management Holder in connection with the Conversion).

3.           Effectiveness.    This Agreement is being executed on the date hereof and shall automatically become effective upon, but only upon, the consummation of the Conversion. Notwithstanding the foregoing, if the Conversion occurs but the IPO subsequently does not close, this Agreement shall be void and of no further force or effect.

4.           Definitions.

(a)          The following terms, as used in this Agreement, have the following meanings:

"Affiliate" means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

"Common Stock" means shares of the Company's Class A Common Stock, par value $0.01 per share, the Company's Class B Common Stock, par value $0.01 per share, and the Company's Class C Common Stock, par value $0.01 per share.

"Family Group" means, with respect to a Person who is an individual, such Person's spouse and descendants (whether natural or adopted), and any trust, family limited partnership, limited liability company or other entity wholly owned, directly or indirectly, by such Person or such Person's spouse and/or descendants that is and remains solely for the benefit of such Person and/or such Person's spouse and/or descendants and any retirement plan for such Person.

"Management Holder" means a Management Holder and its Permitted Transferees.

"Permitted Transferees" means (i) in the case of a Management Holder, a transferee of Common Stock permitted in accordance with Section 2(c) herein, and (ii) in the case of an Investor and FiveWire Media Investors LLC, any Affiliate thereof.

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"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

"Public Sale" means any sale of Common Stock (i) to the public pursuant to an offering registered under the Securities Act, and (ii) to the public pursuant to Rule 144 under the Securities Act (or any similar rule then in effect) effected through a broker, dealer or market maker.

"Registration Agreement" means the Second Amended and Restated Registration Agreement of the Company, dated on or about July 29, 2014, as amended from time to time.

"Restricted Common Stock" means a number of shares of each class of Common Stock held by a Management Holder equal to (a) the total number of shares of such class of Common Stock held by such Management Holder as of immediately after the Conversion, multiplied by (b) the "Restricted Stock Percentage" set forth opposite such Management Holder's name on Schedule A hereto. If any shares of Restricted Common Stock are converted into or exchanged for another class of Common Stock, the restrictions set forth in this Agreement shall continue to apply to the shares of Common Stock into which such shares of Restricted Common Stock are converted or for which they are exchanged.

"Sale Transaction" means a Public Sale or in any other transaction in which an Investor Transfers shares of Common Stock to a party other than a Permitted Transferee.

"Securities Act" means the Securities Act of 1933, as amended from time to time.

"Transfer" means to sell, transfer, assign, pledge or otherwise, directly or indirectly, dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law).

(b)          Whenever this Agreement requires a calculation of shares of Common Stock held by the Investors, such calculation shall aggregate the number of shares of Common Stock and warrants exercisable for Common Stock held by the Investors and their Permitted Transferees.

5.           Transfers in Violation of Agreement.   Any Transfer or attempted Transfer of any Common Stock in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Common Stock as the owner of such Common Stock for any purpose.

6.           Termination.   Subject to the provisions of Section 3 above, this Agreement shall terminate upon the earlier of (i) such time as the Investors no longer hold at least 10% of the shares of Common Stock and warrants exercisable for Common Stock collectively held by the Investors immediately following the consummation of the IPO and (ii) the third anniversary of the closing of the IPO.

7.           Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable

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law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.           Entire Agreement.   Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, this Agreement shall not supersede or preempt any obligations of any Holder under any "lock up" agreement executed by any Holder in connection with any registered offering of Common Stock from time to time during the term of this Agreement. This Agreement supersedes, with respect to the subject matter hereof, each Restricted Unit Grant Agreement pursuant to which the Company granted Class A Preferred Units and Class A Common Units to a Management Holder, and such Restricted Unit Grant Agreements shall automatically be terminated in full effective upon the consummation of the IPO.

9.           Counterparts.   This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

10.         Remedies.   The Company and the Holders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages alone would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Holder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement either as an exclusive remedy or in combination with claims for monetary damages.

11.         Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, given by facsimile to the facsimile number set forth below, or mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the Company and the Investors at the addresses and facsimile numbers set forth below and to any Management Holder at the address for such Management Holder in the Company's records and to any subsequent holder of Common Stock subject to this Agreement at such facsimile number or address as indicated by the Company's records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally, when confirmation of facsimile has been received by the sender, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

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Notices to the Company:

Townsquare Media, LLC

240 Greenwich Avenue

Greenwich, Connecticut 06830

Facsimile: (203) 861-0920

Attention: Chief Executive Officer

with copies (which shall not constitute notice) to:

Oaktree Capital Management, L.P.
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071
Facsimile:  (213) 830-6394

Attention: David Quick

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Facsimile:  (212) 446-4943
Attention: Joshua Korff

   Christopher Kitchen

Kirkland & Ellis LLP
333 South Hope Street
Los Angeles, CA 90071
Facsimile:  (213) 680-8500
Attention: Tana M. Ryan

Notices to the Investors:

c/o Oaktree Capital Management, L.P.
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071
Facsimile:  (213) 830-6394

Attention: David Quick

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Facsimile:  (212) 446-4943
Attention: Joshua Korff

   Christopher Kitchen

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Kirkland & Ellis LLP
333 South Hope Street
Los Angeles, CA 90071
Facsimile: (213) 680-8500
Attention: Tana M. Ryan

12.         Governing Law.   All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

13.         Waiver of Jury Trial.  As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

14.         No Strict Construction.   The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

15.         Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Selldown Agreement on the day and year first written above.

TOWNSQUARE MEDIA, LLC

By:	/s/ Stuart Rosenstein
Name:	Stuart Rosenstein
Its:	Executive Vice President and Chief Financial Officer

Signature page to Selldown Agreement

OCM POF IV AIF GAP HOLDINGS, L.P.

By:	OCM/GAP Holdings IV, Inc.
Its:	General Partner

By:	/s/ B. James Ford
Name: B. James Ford
Its: Authorized Signatory

By:	/s/ David Quick
Name: David Quick
Its: Authorized Signatory

OCM PF/FF RADIO HOLDINGS PT, L.P.

By:	Oaktree Fund AIF Series, L.P. – Series D and
Oaktree Fund AIF Series, L.P. – Series I
Its:	General Partners

By:	Oaktree Fund GP AIF, LLC
Its:	General Partner

By:	Oaktree Fund GP III, L.P.
Its:	Managing Member

By:	/s/ B. James Ford
Name: B. James Ford
Its: Authorized Signatory

By:	/s/ David Quick
Name: David Quick
Its: Authorized Signatory

Signature page to Selldown Agreement

FIVEWIRE MEDIA VENTURES LLC

By:	/s/ Steven Price
Name: Steven Price
Its: President

Signature page to Selldown Agreement

/s/ Steven Price
Steven Price

/s/ Stuart Rosenstein
Stuart Rosenstein

/s/ Alex Berkett
Alex Berkett

/s/ Dhruv Prasad
Dhruv Prasad

/s/ Scott Schatz
Scott Schatz

/s/ William Wilson
William Wilson

/s/ Jared Willig
Jared Willig

/s/ Sun Sachs
Sun Sachs

/s/ Erik Hellum
Erik Hellum

/s/ Bob McCuin
Bob McCuin

/s/ Mark Stewart
Mark Stewart

/s/ Mike Josephs
Mike Josephs

/s/ Claire Messner
Claire Messner

Signature page to Selldown Agreement

Schedule A

On file with the Company.